Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated September 19, 2012 with respect to the consolidated financial statements for the years ended December 31, 2011 and 2010 of SpeedFC, Inc. and Subsidiary which is included in the Form 8-K/A of Navarre Corporation filed on January 25, 2013, and which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ Philip Vogel & Co. PC

Dallas, Texas
January 25, 2013